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                         COMMON STOCK PURCHASE AGREEMENT

                                     BETWEEN

                         MULTI-TECH INTERNATIONAL, CORP.

                                       AND

                              JEFFREY REVELL READE

                             DATED AS OF MAY 6, 2004












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                         COMMON STOCK PURCHASE AGREEMENT

         THIS COMMON STOCK PURCHASE AGREEMENT, dated as of May 6, 2004 (the "AGREEMENT"), between Jeffery Revell Reade (referred to as the "INVESTOR"), and Multi-Tech International, Corp., a corporation organized and existing under the laws of the State of Nevada (the "COMPANY").

         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, and the Investor shall purchase 60,000,000 (equal to 75% of the outstanding shares on a fully diluted basis) shares of the Company's Common Stock pursuant to the terms set forth herein; and

         WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("SECTION 4(2)") and Regulation D ("REGULATION D") of the United States Securities Act of 1933, as amended, and the regulations promulgated thereunder (the "SECURITIES ACT"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         Section 1.1 "BUSINESS DAY" means any day except Saturday, Sunday and any day which shall be a Federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government actions to close.

         Section 1.2 "CAPITAL SHARES" shall mean the Common Stock and any shares of any other class of Common Stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

         Section 1.3 "CAPITAL SHARES EQUIVALENTS" shall mean any securities, rights, or obligations that are convertible into or exchangeable for, or giving any right to, subscribe for any Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase Capital Shares or any such convertible or exchangeable securities.

         Section 1.4 "CLOSING" shall mean the closing of the purchase and sale of the Common Stock pursuant to Article II below.

         Section 1.5 "CLOSING DATE" shall mean the date the closing of the purchase and sale of the Common Stock occurs pursuant to Article II below.

         Section 1.6 "COMMON STOCK" shall mean the Company's common stock, $.001 par value per share.


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         Section 1.7 "DAMAGES" shall mean any loss,  claim,  damage,  liability, costs and expenses which shall include, but not be limited to, reasonable attorney's fees, disbursements, costs and expenses of expert witnesses and investigation.

         Section 1.8 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         Section 1.9 "LEGEND" shall have the meaning set forth in Article V below.

         Section 1.10 "NASD" shall mean the National Association of Securities Dealers, Inc.

         Section 1.11 "OUTSTANDING" when used with reference to shares of Common Stock, or Capital Shares (collectively the "SHARES"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that Outstanding shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

         Section 1.12      "PURCHASE PRICE" shall mean $440,000.

         Section 1.13 "REGULATION D" shall have the meaning set forth in the recitals of this Agreement.

         Section 1.14 "SEC" shall mean the Securities and Exchange Commission.

         Section 1.15 "SECTION 4(2)" shall have the meaning set forth in the recitals of this Agreement.

         Section 1.16      "SECURITIES" shall mean the Shares.

         Section 1.17 "SECURITIES ACT" shall have the meaning set forth in the recitals of this Agreement.

         Section 1.18 "SEC DOCUMENTS" shall mean the Company's latest Form 10-KSB (and all amendments thereto), all Form 10-QSB's, 8-Ks, and the Proxy Statement for its latest fiscal year as of the time in question.

         Section 1.19 "SHARES" shall mean 60,000,000 shares of Common Stock issuable upon the Closing.

         Section 1.20 "SUBSCRIPTION DATE" shall mean the date on which this Agreement and all Exhibits and attachments hereto, are executed and delivered by the parties hereto and all of the conditions relating to the issuance of the Shares shall have been fulfilled.


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         Section  1.21  "TRADING  DAY" shall mean any day during  which the then
Principal Market shall be open for business.


                                   ARTICLE II

                     PURCHASE AND SALE OF THE COMMON STOCK

         Section 2.1 Closing. The Company will sell, and the Investor will buy, on the Closing Date the Shares in exchange for the Purchase Price. Each party hereto shall also deliver the respective items found in Article VI to this Agreement.

         Section 2.2 (a) Form of Payment. Subject to Section 2.2(b) at Closing, upon receipt of the certificate evidencing the Shares, the Investor shall pay the Purchase Price by delivering good funds in United States Dollars by wire transfer subject to the following: Investor's counsel, Rubin. Bailin, Ortoli LLP, shall not release such certificate to the Investor until it has instructed the bank maintaining its attorneys' escrow account to deliver the Purchase Price pursuant to the instructions found in Exhibit 2.2 and it reasonably believes such funds have been transferred. All wire transfer fees incurred by such counsel will borne equally by the parties hereto. In the event that there is a dispute as to the delivery of the funds or the Shares pursuant to this Section only, the parties hereto agree to hold Rubin, Bailin, Ortoli LLP harmless from any claims and or damages resulting therefrom, so long as Rubin, Bailin, Ortoli LLP acted in good faith.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

         The Investor represents and warrants to the Company that:

         Section 3.1 Intent. The Investor is entering into this Agreement for its own account and has no present arrangement (whether or not legally binding) at any time to sell the Common Stock to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Common Stock for any minimum or other specific term and reserve the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

         Section 3.2 Sophisticated/Accredited Investor. The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares. The Investor acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

         Section 3.3 Authority. This Agreement has been duly authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms,


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subject to applicable  bankruptcy,  insolvency,  or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         Section 3.4 Not an Affiliate. The Investor is neither an officer, director nor "affiliate" (as that term is defined in Rule 405 of the Securities
Act) of the Company.

         Section 3.5 Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith, and the consummation of the transactions contemplated thereby, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, or, to the Investor's knowledge, (a) violate any provision of any indenture, instrument or agreement to which the Investor is a party or are subject, or by which the Investor or any of its assets is bound; (b) conflict with or constitute a material default thereunder; (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party; or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which any of the Investors is subject or to which any of their assets, operations or management may be subject.

         Section 3.6 Disclosure; Access to Information. The Investor has received all documents, records, books and other information pertaining to Investor's investment in the Company that have been requested by Investor, including the opportunity to ask questions and receive answers. The Company is subject to the periodic reporting requirements of the Exchange Act as they apply to foreign issuers, and the Investor has reviewed or received copies of any such reports that have been requested by it. The Investor represents that it has reviewed the Company's, Form 10-KSB for the year ended December 31, 2003 and Form 10-QSB for the quarter ended March 31, 2004.

         Section 3.7 Manner of Sale. At no time was the Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

         Section 3.8 Registration or Exemption Requirements. The Investor further acknowledges and understands that the Securities may not be transferred, resold or otherwise disposed of except in a transaction registered under the Securities Act and any applicable state securities laws, or unless an exemption from such registration is available. The Investor understands that the certificate(s) evidencing the Shares will be imprinted with a legend that prohibits the transfer of these securities unless (i) they are registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration.

         Section 3.9 No Legal, Tax or Investment Advice. The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has relied on, and has consulted with, such legal, tax and investment advisors as they, in their sole discretion, have deemed necessary or appropriate in connection with their purchase of the Shares.


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                                   ARTICLE IV

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

         The Company represents and warrants to the Investor that:

         Section 4.1 Organization of the Company. The Company is a corporation duly incorporated and validly existing under the laws of the State of Nevada.

         Section 4.2 Authority. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and all Exhibits annexed hereto, and to issue the Shares, (ii) the execution, issuance and delivery of this Agreement, and all Exhibits annexed hereto, by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company, its Board of Directors or its shareholders is required, and (iii) this Agreement, and all Exhibits annexed hereto, have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. Upon their issuance and delivery pursuant to this Agreement, the Shares will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances other than those created hereunder or by the actions of the Investor; provided, however, that the Shares are subject to restrictions on transfer under state and/or federal securities laws. The issuance and sale of the Shares hereunder will not give rise to any preemptive right or right of first refusal or right of participation on behalf of any person. Further, no shareholder approval is required to issue the Shares and the Company did not procure such.

         Section 4.3 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $.001 par value per share, of which 20,000,000 shares are issued and outstanding, and no shares of Preferred Stock. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable. No shares of Common Stock are entitled to preemptive or similar rights. There are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or securities or rights convertible or exchangeable into shares of Common Stock.

         Section 4.4 Common Stock. The Company has registered its Common Stock pursuant to Section 12(g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and such Common Stock is currently listed or quoted on the OTC Bulletin Board.


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         Section 4.5 SEC Documents.  The Company has delivered or made available to the Investor true and complete copies of the SEC Documents filed by the Company with the SEC during the twelve (12) months immediately preceding the Closing Date. Such documents are accurate and complete and contain no material misrepresentations therein. The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed.

         Section 4.6 No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its affiliates nor any distributor or any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Shares or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Shares under the Securities Act.

         Section 4.7 Existing Employment Arrangements. Other than the employment agreement with David Hostelley, which agreement shall be terminated as of the Closing, no employment agreements, arrangements or understandings between the Company and any other party exist. The Company does not have any labor or collective bargaining agreements or employee benefit or welfare plans. All vacation pay, if any, due to employees of the Company has been fully paid by the Company. No employees of the Company are entitled to any sick pay or days or "employees benefit plan" (as that term is defined in ERISA) and no retirement plans exist. The Company has terminated the employment (and shall indemnify the Investor pursuant to this Agreement from any and all obligations associated with such termination) of any and all employees of the Company.

         Section 4.8 Full Disclosure. The Company does not have knowledge of any facts pertaining to the Company which could have a material adverse effect and which have not been disclosed in this Agreement. No representation or warranty of the Company in this Agreement or any related document contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         Section 4.9 Corporate Documents. The Company has furnished or made available to the Investor true and correct copies of the Company's Articles of Incorporation, as amended and in effect on the date hereof, and the Company's by-laws, as amended and in effect on the date hereof (the "BY-LAWS").

         Section 4.10 Litigation and Other Proceedings. There are no lawsuits or proceedings pending or to the knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which would reasonably be expected to have a material adverse effect. No judgment, order, writ, injunction or decree or award has been issued by or, so far as is known by the Company, requested of any court, arbitrator or governmental agency which would be reasonably expected to result in a material adverse effect.


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         Section  4.11  Taxes.  All  federal,  provincial,  city and  other  tax returns, reports and declarations required to be filed by or on behalf of the Company have been filed and such returns are complete and accurate and disclose all taxes (whether based upon income, operations, purchases, sales, payroll, licenses, compensation, business, capital, properties or assets or otherwise) required to be paid in the periods covered thereby.

         Section 4.12 Material Contracts. Except as set forth in the SEC Documents, the agreements to which the Company is a party described in the SEC Documents are valid agreements, in full force and effect.

         Section 4.13 Use of Proceeds Shall Satisfy all Liabilities. The proceeds from the sale of the Shares shall be used, in a prompt manner, to satisfy all of the liabilities of the Company in the denominations found in
Exhibit 4.13. There shall be no material liabilities after such payments are made.

         Section 4.14 No Actions Without Notice and Consent of Investor. As the Chairman of the Company's Board of Directors and President of the Company Mr. David Hostelley acknowledges that no actions shall be taken subsequent to the Closing, material or otherwise, without written notice to and consent from the Investor.


                                    ARTICLE V

                                     LEGENDS

         Section 5.1 Legends. The Investor agrees to the imprinting, of the following legend (or such substantially similar legend) on the securities:

     THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

         Section 5.2 No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in this Article has been or shall be placed on the share certificates representing the Common Stock, and no instructions or "stop transfer orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article.


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         Section 5.3 Investor's Compliance. Nothing in this Article shall affect in any way the Investor's obligations under any agreement to comply with all applicable securities laws upon resale of the Common Stock.



                                   ARTICLE VI

                              DELIVERIES AT CLOSING

         Section 6.1        Company

                            (a) Opinion of Counsel in the form attached hereto as Exhibit 6.1.

                            (b) Certified shareholder list dated within 5 business days prior to the Closing.

                            (c)   Certificate evidencing the Shares.

         Section 6.2        Investor

                            (a)   Purchase Price.

                                   ARTICLE VII

                                  CHOICE OF LAW

         Section 7.1 Choice of Law; Venue; Jurisdiction. This Agreement will be construed and enforced in accordance with and exclusively governed by the laws of the State of Nevada, except for matters arising under the Securities Act, without reference to principles of conflicts of law. Each of the parties consents to the exclusive jurisdiction of the U.S. District Court sitting in the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party waives its right to a trial by jury.


                                  ARTICLE VIII

                                     NOTICES

         Section 8.1 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served,
(ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery


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or  delivery  by  facsimile,   with  accurate  confirmation   generated  by  the
transmitting facsimile machine, at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received), or (b) on the second Business Day following the date of mailing by reputable courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

         If to the Company:                 9974 Huntington Park Drive
                                            Strongsville, OH 44136-2516
                                            Attn: David Hostelley

         If to the Investor:                Jeffrey Revell Reade
                                            c/o Hyperion Holdings
                                            64 Knightsbridge
                                            London, UK
                                            SW1X

         with a copy to:                    Rubin, Bailin, Ortoli LLP
                                            405 Park Avenue - 15th Floor
                                            New York, New York 10022
                                            Attn: William S. Rosenstadt, Esq.


         Either party hereto may from time to time change its address or facsimile number for notices under this Section 8.1 by giving at least ten calendar days' prior written notice of such changed address or facsimile number to the other party hereto.


                                   ARTICLE IX

         Section 9.1       Indemnification of the Company.

            (a) Subject to the terms and conditions of this Article, Investor hereby agrees to indemnify, defend and hold the Company and each of its officers, directors, agents, attorneys and affiliates harmless from and against all losses, obligations, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively, "Damages") asserted against or incurred by the Company or such identified persons by reason of or resulting from (i) a representation or warranty made by the Investor herein being incorrect or untrue, (ii) a breach by the Investor of any covenant contained herein or in any of the agreements executed pursuant hereto or (iii) a breach by the Company of any covenant contained herein to be performed after the Closing.


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


            (b) The Company agrees to cooperate with the Investor in the event of any settlement negotiated by the Investor with regard to the indemnification provided herein.

         Section 9.2           Indemnification of the Investor.

            (a) Subject to the terms and conditions of this Article, the Company hereby agrees to indemnify, defend and hold the Investor and its agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by the Investor or such indemnified persons by reason of or resulting from a representation or warranty made by the Company herein being incorrect or untrue.

            (b) the Investor agrees to cooperate with the Company in the event of any settlement negotiated by the Company with regard to the indemnification provided herein.

         Section 9.3 Assertion and Resolution of Indemnification Claim Any permitted indemnitee under Sections 9.1 and 9.2 hereof (an "Indemnified Party") shall give notice to the person responsible for indemnification (an "Indemnifying Party") of any claim as to which indemnification may be sought as soon as possible after the Indemnified Party has actual knowledge thereof and the amount thereof, if known. The Indemnified Party shall supply to the Indemnifying Party any other information in the possession of the Indemnified Party regarding such claim, and will permit the Indemnifying Party (at its expense) to assume the defense of any third party claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and provided further that the failure by the Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is damaged as a result of the failure to give notice. If the Indemnifying Party has assumed the defense of a third party claim, the Indemnifying Party shall not be entitled to settle such third party claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, provided that such consent shall not be required if such settlement involves only the payment of money and the claimant provides to the Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, a release from all liability in respect of such third party claim. The Indemnified Party shall have the right at all times to participate in the defense, settlement, negotiations or litigation relating to any third party claim or demand at its own expense. If the Indemnifying Party does not assume the defense of any matter as above provided, then the Indemnified Party shall have the right to defend any such third party claim or demand, and will be entitled to settle any such claim or demand in its discretion for the account or benefit of the Indemnified Party. In any event, the Indemnified Party will cooperate in the defense of any such action at the expense of the Indemnifying Party and the records of each party shall be available to the other with respect to such defense.

         Section  9.4   Indemnification   of  Negligence  of   Indemnitee.   The
indemnification provided in this Article shall be applicable whether or not negligence of the Indemnified Party is alleged or proven.

                                    ARTICLE X
                                  MISCELLANEOUS

         Section 10.1 Counterparts; Facsimile; Amendments. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original. This Agreement may be amended only by a writing executed by the Company on the one hand, and the Investor, on the other hand.

         Section 10.2 Entire Agreement. This Agreement, the Exhibits or Attachments hereto, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits and Attachments to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as if fully set forth herein.

         Section 10.3 Currency. All references to currency in this Agreement and all Exhibits annexed hereto shall be in United States currency.

         IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.



MULTI TECH INTERNATIONAL, CORP.             JEFFREY REVELL READE



By /s/ David Hostelley                      /s/ Jeffrey Revell Reade
     David Hostelley


RUBIN, BAILIN, ORTOLI LLP (solely with respect to Section 2.2)



By: /s/ Rubin, Bailin, Ortoli LLP

                                   EXHIBIT 2.2
                              PAYMENT INSTRUCTIONS

1)    Multi-Tech International, Corp.: $160,050.90 - by wire transfer
2)    Jeffrey M. Stein: $66,350 - by wire transfer
3)    Red Room LLC: $51,650 - by wire transfer
4)    Rodney Schoemann: $31,930.35 - by check and Federal Express
5)    Schoemann Venture Capital: $70,000 - by check and Federal Express
6)    EuroPacific Consulting Inc. $60,000 - by wire transfer 1)

                                  EXHIBIT 4.13
                                 USE OF PROCEEDS


                       VENDOR                                       AMOUNT
                       ------                                       ------

Red Room, LLC(Craig Cardillo)                                  $     51,650
Marvin Winick, Auditor                                         $      4,500
Jeffrey Stein (Berkman, Henoch et al )                         $     66,350
Larry Hartman, Attorney                                        $      2,000
Whitey Wahl                                                    $        130
Dick Pitts                                                     $        130
Jim Noel                                                       $        130
Borer Communications                                           $         64
Dennis Byrne, Total                                            $     10,115
D. L. Cox, Inc.-Consultant                                     $        413
Discovery Resources                                            $        414
Gregory Hostelley                                              $        199
ITM, LTD                                                       $     10,951
InterSquare                                                    $        167
Rodney Schoemann,Total Principal and Interest                  $  31,930.35
Schoemann Venture Capital, LLC                                 $     70,000
 Robert Snyder                                                 $      1,600
 Mostly Sales Expense Advances                                 $      8,283
Mostly Sales Corporation (David F. Hostelley
contract, etc.)                                                $    121,717
                                                               ------------
EuroPacific Consulting Inc.                                    $     60,000
                                                               ============
                                                               $    440,000
                                                               ============

                                   EXHIBIT 6.1

                                             [letterhead of ___________________]





                                                                 May ____, 2004

BY HAND

[Investor]

Attn: _____________. President

Gentlemen:

      We have acted as counsel to Multi-Tech International, Inc., a Nevada corporation ("Company"), in connection with the sale by it of 60,000,000 shares of its common stock ("Shares") pursuant to that certain Stock Purchase Agreement, dated May ___, 2004 ("Stock Purchase Agreement") to which the Company and you are parties.

      In our capacity as counsel, we have examined the Stock Purchase Agreement and the other documents and instruments delivered pursuant thereto and the originals, certified or conformed copies of such other documents, records, agreements and instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below.

      In rendering the opinions expressed below, we have assumed the genuineness of all signatures and the conformity with the original documents of all documents submitted to us as copies.

      With respect to certain matters of fact material to the opinion set forth below, we have relied upon the representations set forth in the Agreement.

      We are not authorized to practice law in any state other than the State of __________ and we express no opinion on the basis of laws of any jurisdiction other than the laws of _________ and the federal laws of the United States.

      On the basis of the foregoing and subject to the qualifications herein set forth, we are of the opinion that:

      1. As of the date of the Stock Purchase Agreement, the Company was a corporation duly organized and validly existing and in good standing under the laws of Nevada with full corporate power and authority to own its properties to carry on its business as now conducted


      2. The Board of Directors of the Company, has all requisite power and authority to execute, deliver and perform its respective obligations under the Stock Purchase Agreement and to consummate the transactions contemplated therein. The Stock Purchase Agreement, when duly executed and delivered by the Company and you shall constitute the legal, valid and binding obligations of both parties, enforceable in accordance with their respective terms subject, however, to the following qualifications:

      (a) your rights and remedies against the Company may be limited by bankruptcy, insolvency, reorganization and other laws of general application affecting creditors' rights generally; and

      (b) certain remedies you may have including, without limitation, equitable remedies and remedies of self-help may be limited by applicable law and judicial interpretations and by application of general equitable principles and by the discretionary powers of the courts.

      3. The execution, delivery and performance of the Stock Purchase Agreement and the consummation of the transactions contemplated therein by the parties thereto presently do not, (a) violate, conflict with or result in the breach of any term or provision of or require any notice, filing or consent which has not been obtained under (i) the Certificate of Incorporation, By-Laws or other charter documents of the Company; (ii) to our knowledge, any statutes, laws, rules, regulations or ordinances of any governmental authority applicable to the Company; or (b) to our knowledge, result in any encumbrance, as that term is customarily used, on the Shares.

      4. To our knowledge there are no actions pending or threatened against the Company and any of its officers or directors which would have a material adverse effect on the Company's ability to convey to you all rights title and interest to the Shares.

      Our opinions are based on the laws, regulations and written interpretations thereof in effect as of the date hereof and we undertake no obligation to update our opinion or advise you of subsequent changes in facts, laws, regulations or applicable interpretations.

      This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion is rendered solely for the benefit of you and your counsel and it may not be relied upon or distributed to any other person or entity without our prior written consent.


                                                               Very truly yours,


                                       2